Exhibit 99.2

Micro Linear Corporation

Interim Financial Statements

FINANCIAL INFORMATION

MICRO LINEAR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$10,060	$7,637
Short-term investments	2,730	3,500
Accounts receivable, net of allowance for doubtful accounts of $68 at September 30, 2006 and $97 at December 31, 2005	2,405	2,638
Inventories	1,660	1,927
Other current assets	315	297

Total current assets	17,170	15,999
Property and equipment, net	232	410
Other assets	17	17

Total assets	$17,419	$16,426

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,925	$1,269
Accrued compensation and benefits	745	625
Deferred revenue	405	991
Other accrued liabilities	434	664

Total current liabilities	4,509	3,549
Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	63,722	63,281
Accumulated deficit	(30,597)	(30,183)
Accumulated other comprehensive income (loss)	2	(4)
Treasury stock	(20,233)	(20,233)

Total stockholders’ equity	12,910	12,877

Total liabilities and stockholders’ equity	$17,419	$16,426

See accompanying notes to unaudited condensed consolidated financial statements.

MICRO LINEAR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	THREE MONTHS ENDED September 30,		NINE MONTHS ENDED September 30,
	2006	2005	2006	2005
Net revenue	$5,660	$3,674	$17,538	$13,884
Cost of goods sold	2,847	1,589	8,435	5,962

Gross margin	2,813	2,085	9,103	7,922

Operating expenses:
Research and development	1,342	2,350	4,474	7,013
Selling, general and administrative	1,522	1,606	4,593	5,325
Merger costs	907	—	907	—

Total operating expenses	3,771	3,956	9,974	12,338

Loss from operations	(958)	(1,871)	(871)	(4,416)
Interest and other income	149	111	405	307
Interest and other expense	(1)	(4)	(4)	(10)

Loss before income taxes	(810)	(1,764)	(470)	(4,119)
(Provision for) benefit from income taxes	62	(8)	56	(15)

Net loss	$(748)	$(1,772)	$(414)	$(4,134)

Loss per share, basic and diluted	$(0.06)	$(0.14)	$(0.03)	$(0.33)

Weighted average number of shares used in per share computation	12,996	12,906	12,992	12,652

See accompanying notes to unaudited condensed consolidated financial statements.

MICRO LINEAR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	NINE MONTHS ENDED Sept 30,
	2006	2005
Operating activities:
Net loss	$(414)	$(4,134)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	192	229
Non-cash stock based compensation	431	138
Provision/(reduction) of doubtful accounts receivable	(29)	43
Provision for excess inventory	120	106
Adjustments to restructuring reserve	(42)	—
Changes in assets and liabilities:
Accounts receivable	262	457
Inventories	147	(1,439)
Other current assets	(18)	(47)
Accounts payable	1,656	827
Accrued compensation and benefits, and other accrued liabilities	(68)	(299)
Deferred revenue	(586)	824

Net cash provided by (used in) operating activities	1,651	(3,295)

Investing activities:
Purchases of property and equipment	(14)	(246)
Purchases of short-term investments	(2,150)	(5,464)
Proceeds from sales and maturities of short-term investments	2,926	6,512

Net cash provided by (used in) investing activities	762	802

Financing activities:
Proceeds from exercise of stock options	10	1,759

Net cash provided by financing activities	10	1,759

Net increase (decrease) in cash and cash equivalents	2,423	(734)
Cash and cash equivalents at beginning of period	7,637	10,920

Cash and cash equivalents at end of period	$10,060	$10,186

See accompanying notes to unaudited condensed consolidated financial statements.

MICRO LINEAR CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Organization

Micro Linear Corporation is a fabless semiconductor company specializing in wireless integrated circuit solutions, which are used in a variety of wireless products serving a global market. These transceivers are used in many streaming wireless applications such as cordless phones, Personal Handyphone System (PHS) handsets, security cameras, game controllers, cordless headsets and other personal electronic appliances. In addition, we offer networking products consisting mainly of media conversion products that enable implementation of cost effective fiber to the home or FTTH systems. Headquartered in San Jose, California, Micro Linear’s products are available through its authorized representatives and distributors worldwide.

Fiscal Year

We report results of operations on the basis of fifty-two or fifty-three week periods, ending on the Sunday closest to December 31. The third quarter of 2006 ended on October 1, 2006, the fiscal year 2005 ended on January 1, 2006, and the third quarter of 2005 ended on October 2, 2005. For presentation purposes, the accompanying financial statements refer to the calendar year end and month end of each respective period.

Principles of Consolidation

The consolidated financial statements include the accounts of Micro Linear Corporation and its wholly-owned subsidiary in the United Kingdom. All significant inter-company accounts and transactions have been eliminated.

The Company has designated the U.S. dollar as the functional currency for its United Kingdom subsidiary since that subsidiary is dependent on the parent company for economic support. The gains and losses resulting from the transactions of the United Kingdom subsidiary are recorded as other income and expense. For the third quarter of 2006 and 2005, transaction gains and losses were not significant.

Basis of Presentation

The consolidated financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States of America and reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary to state fairly the financial position, results of operations, and cash flows for the periods presented. The unaudited condensed consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and notes in the Annual Report on Form 10-K for the year ended January 1, 2006, filed with the Securities and Exchange Commission (“SEC”) on April 3, 2006. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates, and such differences may be material to the financial statements.

2. Financial Statement Details

Inventories consist of the following (in thousands):

	September 30, 2006	December 31, 2005
Work-in-process	$1,108	$614
Finished goods	406	745
Inventory held by distributors	146	568

Total inventories	$1,660	$1,927

Provision for (Benefit from) Income Taxes

The benefit for income taxes for the three and nine months ended September 30, 2006 consisted mainly of an income tax refund received by our branch office in the United Kingdom, partially offset by state taxes and taxes incurred by our branch office in Japan. The provision for income taxes for the three and nine months ended September 30, 2005 consists mainly of state taxes and taxes incurred by our branch office in Japan. We do not record a benefit for income taxes related to our net losses in the U.S., as we believe that the available objective evidence creates sufficient uncertainty regarding the realization of the deferred tax assets such that we have recorded a full valuation allowance. The effective tax rate for the three months ended September 30, 2006 and 2005 was 7.7% and .5% and the effective tax rate for the nine months ended September 30, 2006 and 2005 was 11.9% and ..4% respectively.

Comprehensive Income (Loss)

For the three and nine months ended September 30, 2006 and 2005, comprehensive loss, which consists of the net loss for the periods and unrealized gain or loss on short-term marketable securities, was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net loss	$(748)	$(1,772)	$(414)	$(4,134)
Accumulated other comprehensive income (loss):
Unrealized gain (loss) on marketable securities, net	6	(2)	6	1

Comprehensive loss	$(742)	$(1,774)	$(408)	$(4,133)

3. Operations by Geographic Regions

The following is a summary of revenue by geographical regions (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net revenue:
United States	$347	$312	$922	$854
Japan	2,289	1,021	8,459	6,021
Hong Kong	2,422	2,106	6,850	5,526
Other Asia	417	57	557	644
Europe	185	178	750	839

Total net revenue	$5,660	$3,674	$17,538	$13,884

4. Restructuring Charges

In the second quarter of 2004 we provided $0.2 million for our remaining lease obligations, net of expected sublease payments, on our Utah facility which we vacated in the first quarter of 2004 when we entered into a sublease agreement for these premises. The lease has expired September 30, 2006. There are no future obligations related to the restructuring and in the third quarter of 2006 an adjustment was made to reduce the reserve balance to zero.

Balance December 31, 2005	$73

Cash payments	(31)
Adjustment to reserve	(42)

Balance September 30,2006	$—

5. Stockholders’ Equity

Stock Option Plans

In August 1992, we adopted the 1991 Stock Option Plan (the “1991 Plan”), under which employees and consultants may be granted incentive stock options to purchase shares of Micro Linear’s common stock at not less than the fair value on the date of grant, or nonstatutory stock options to purchase common stock at not less than 85% of the fair value on the date of grant. To date, no stock options have been granted with an exercise price less than the fair value on the date of grant.

In May 1997, the Board of Directors and stockholders approved an amendment to the 1991 Plan to provide for an annual increase in the number of shares of common stock reserved for issuance under the Plan equal to 4% of fully diluted shares for a two-year period commencing on January 1, 1998. The number of shares reserved increased by 588,720 and 575,885 in fiscal years 1999 and 1998, respectively. At the Annual Meeting of Stockholders on August 9, 2001, stockholders approved an amendment to the 1991 Stock Option Plan to extend the term of the plan by ten years, to May 22, 2011. We have reserved 5,028,605 shares for issuance under the terms of the 1991 Plan at September 30, 2006.

In March 1998, we adopted the 1998 Nonstatutory Stock Option Plan (the “1998 Plan”), under which employees, directors and consultants may be granted nonstatutory stock options to purchase shares of Micro Linear common stock. Executive officers may only receive options under the 1998 Plan as an inducement essential to their initial employment. We initially reserved 600,000 shares for issuance under the terms of the 1998 Plan.

In January 1999, the Board of Directors amended the 1998 Plan and approved an increase in the shares reserved for option grants under the 1998 Plan from 600,000 to 1,000,000 shares. In February 2000, the Board of Directors amended the 1998 Plan and approved an increase in the shares reserved for option grants under the 1998 Plan from 1,000,000 to 1,500,000 shares. Between May and July of 2002, the Board of Directors amended the 1998 Plan and approved increases in the shares reserved for option grants under the 1998 Plan totaling 565,794 shares. We have reserved 2,065,794 shares for issuance under the terms of the 1998 Plan at December 31, 2005.

Through fiscal year 2002, our standard stock option agreements under the 1991 and 1998 Plans provided that 25% of the stock subject to the option will vest upon each of the first and second anniversaries from the vesting commencement date, and the remainder of the shares subject to the option will vest monthly over the next two years. Beginning with our 2003 fiscal year, our standard stock option agreements under the 1991 and 1998 Plans provide that 25% of the stock subject to the option will vest upon the first anniversary from the vesting commencement date, and the remainder of the shares subject to the option will vest monthly over the next three years. Generally, the terms of these plans provide that options expire ten years from the date of grant.

On February 27, 2006, we announced a tender offer for the exchange of employee stock options currently outstanding, which were all issued at exercise prices that were greater than the fair market value of our common stock on the date of the announcement of the exchange offer, for new options that were to be issued at the approximate fair market value of our common stock on the date the exchange offer closed (“Grant Date”) . The fair market value of our common stock was $1.67, as determined based on the average of the closing prices as reported by the Nasdaq Global Market for the 18 consecutive trading days ending immediately prior to March 28, 2006, the Grant Date. Under the terms of the tender offer 2,028,283 options were surrendered by employees, having a weighted average exercise price of $4.08 in exchange for 1,876,947 options all with an exercise price of $1.67. The new options vest over a two year period, with 25% of the options vesting six months after the grant date and 4.167% vesting each month over the subsequent eighteen months. The new options have a five year term. The purpose of this exchange offer was to provide an effective long-term incentive compensation program to our employees.

Activity and price information regarding the 1991 and 1998 plans are as follows:

		Outstanding Options
	Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance at December 31, 2005	1,401,392	3,258,173	$4.25
Options granted	(1,876,947)	1,876,947	$1.67
Options forfeited	2,578,037	(2,578,037)	$4.23

Balance at March 31, 2006	2,102,482	2,557,083	$2.61
Options granted	(176,000)	176,000	$2.31
Options forfeited	38,000	(38,000)	$5.92

Balance at June 30, 2006	1,964,482	2,695,083	$2.32
Options granted	(10,000)	10,000	$2.53
Options forfeited	—	—	$—
Options exercised	—	(1,500)	$2.53

Balance at September, 2006	1,954,482	2,703,583	$2.32

Note:	On October 31, 2006, 1.4 million outstanding unvested options were accelerated pursuant to their option agreement upon the acquisition of Micro Linear by Sirenza Micro Devices, Inc. described in note 9 below.

Director Stock Option Plan

The Director Stock Option Plan (the Director Plan) was adopted by stockholders in October 1994. Under the Director Plan, we initially reserved 80,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant. The Director Plan initially provided that each person who was an outside director on October 13, 1994, and each outside director who would subsequently become a member of the Board of Directors, was to be automatically granted an option to purchase 10,000 shares on the date on which such person first becomes an outside director, whether through election by the stockholders or appointment by the Board of Directors to fill a vacancy. In addition, each outside director was to automatically receive a nonstatutory option to purchase 7,000 shares of common stock upon such director’s annual re-election to the Board, provided the director had been a member of the Board of Directors for at least six months upon the date of re-election.

At their annual meeting in June 1998, the stockholders approved an amendment to the Director Plan, which increased from 80,000 to 180,000 the number of shares available for grants.

At their annual meeting in June 2000, the stockholders approved an amendment to the Director Plan which: 1) increased the shares available for grant from 180,000 to 680,000; 2) increased the option grant to each outside director who subsequently becomes a member of the Board of Directors from 10,000 to 50,000 shares on the date on which such person first becomes an outside director, whether through election by stockholders or by appointment by the Board of Directors; and 3) increased the option grant from 7,000 to 10,000 shares to each outside director upon the director’s annual re-election by the Board of Directors, provided the director has been a member of the Board of Directors for at least six months upon the date of re-election.

The 50,000 share grant vests at the rate of 25% of the option shares upon the first and second anniversaries of the date of grant and 1/48th of the option shares per month thereafter, and the 10,000 share grant vests monthly over a twelve-month period, in each case unless cancelled sooner upon termination of the optionee’s status as a director or otherwise pursuant to the Director Plan.

On May 23, 2005, the Board of Directors approved an amendment to the 1994 Director Options Plan to provide for the acceleration of all unvested options granted to directors thereunder in the event of a change of control of the Company. It also approved a resolution to amend all option grants to non-employee members of the Board of Directors pursuant to the 1994 Director Plan and the 1998 Nonstatutory Stock Option Plan to provide for full acceleration of all remaining options in the event of a change in control. The 1994 Director Plan expired on August 2, 2004.

Option activity under the Directors’ Plan is as follows:

		Options Outstanding
	Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance at December 31, 2005 and September 30, 2006	—	232,000	$5.19

Information regarding the weighted average contractual terms, exercise prices and intrinsic value for options outstanding under all of the Company’s stock option plans is as follows:

	Number of Shares	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Options outstanding	2,935,583	4.96	$2.55	$2.356
Options fully vested and options expected to vest	2,858,230	4.97	$2.56	$2,276
Options exercisable	1,351,512	5.21	$3.25	$662

The aggregate intrinsic value in the table above represents the total pretax intrinsic value, based on our closing stock price of $2.85 as of September 30, 2006, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options exercisable as of September 30, 2006 was 762,846.

On March 28, 2006 we completed a repricing of the employee stock options pursuant to a tender offer announced on February 27, 2006. In accordance with the tender offer we issued approximately 1.9 million new options in exchange for the surrender of approximately 2.0 million outstanding options. The fair value of each new stock option granted was $0.99, as determined utilizing a Black-Scholes model pursuant to the guidance provided by SFAS No. 123(R). As required by SFAS No. 123(R) we determined the Black-Scholes fair value of the new options granted as well as the current fair value of the outstanding options surrendered to calculate the incremental fair value of the options. The incremental value of the new options issued was $0.4 million and will be amortized over the two year vesting period of the new options.

Employee Stock Purchase Plan

We adopted our current Employee Stock Purchase Plan (the “1998 Purchase Plan”) in September 1998. An aggregate of 200,000 shares of common stock were initially reserved for issuance under the 1998 Purchase Plan. The 1998 Purchase Plan provides that all employees may purchase common stock on specified dates via payroll deductions, at 85% of its fair market value on the Enrollment Date or approximately six months later at the Exercise Date, whichever is lower. The 1998 Purchase Plan provides for an annual increase in the shares available for purchase equal to a) the lesser of the number of shares of Common Stock repurchased by Micro Linear during the prior year or b) the number of shares of Common Stock issued under the Plan in the prior year, or c) a lesser amount determined by the Board. The compensation cost in connection with the plan for the three months and nine months ended September, 2006 was approximately $2,100 and $5,200, respectively. As of September 30, 2006, there were 96,077 shares available for purchase under the 1998 Purchase Plan.

6. Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share includes the effect of all potentially dilutive common stock outstanding during the period. Diluted earnings (loss) per share excludes potential common stock if the effect is anti-dilutive. We compute diluted earnings (loss) per share using the treasury stock method for stock options outstanding. The dilutive effect of outstanding options is reflected in diluted earnings (loss) per share by application of the treasury stock method, which includes consideration of unrecognized stock-based compensation as required by SFAS No. 123(R).

A total of 2,932,989 and 4,175,349 shares of potential common stock related to stock options were not included in the dilutive net income (loss) per share calculation for the three months ended September 30, 2006 and 2005 because their effect would be anti-dilutive. A total of 2,966,969 and 4,175,349 shares of potential common stock related to stock options were not included in the dilutive net income (loss) per share calculation for the nine months ended September 30, 2006 and 2005 because their effect would be anti-dilutive.

7. Stock-based Compensation

Effective January 2, 2006, Micro Linear adopted the provisions of SFAS No. 123(R), “Share-Based Payment.” SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee requisite service period. We previously applied APB No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation”.

Prior to the adoption of SFAS No. 123(R)

Prior to the adoption of SFAS No. 123(R), the Company accounted for stock-based compensation in accordance with APB25 and provided the disclosures required under SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosures.”

The pro-forma information for the three and nine months ended September 30, 2005 was as follows:

(in thousands, except per share amounts)

	Three months ended September 30, 2005	Nine months ended September 30, 2005
Net loss, as reported	$(1,772)	$(4,134)
Add: Stock-based employee compensation expense reported in net loss, net of related tax effects	—	88
Deduct: Stock-based compensation expense determined under fair value based method for employee awards, net of related tax effects	(232)	(815)

Pro forma net loss	$(2,004)	$(4,861)

Pro forma net loss per share:
Basic and diluted	$(0.16)	$(0.39)
Reported net loss per share:
Basic and diluted	$(0.14)	$(0.33)

Total stock-based compensation for nine months ended September 30, 2005 was $142,000, including $88,000 related to the accelerated vesting of stock options held by two employees of Micro Linear who left the company during 2005, and $54,000 related to options held by non-employees.

Impact of the adoption of SFAS No. 123(R)

Micro Linear elected to adopt the modified prospective application method as provided by SFAS No. 123R. Accordingly, during the three and nine months ended September 30, 2006, we recorded stock-based compensation cost totaling the amount that would have been recognized had the fair value method been applied since the effective date of SFAS No. 123. Previously reported amounts have not been revised. For the three months ended September 30, 2006, we recorded stock-based compensation costs of $160,000, or $0.01 per dilutive share. For the nine months ended September 30, 2006, we recorded stock-based compensation costs of $431,000, or $0.03 per dilutive share.

As of September 30, 2006, the unrecorded deferred stock-based compensation expense related to stock options was $0.7 million having a weighted average amortization period of 0.82 years. On October 31, 2006, Micro Linear Corporation was acquired by Sirenza Microdevices, Inc. pursuant to the terms of a merger agreement announced in August 2006. As a result of the merger, the vesting of all of the underlying stock options pertaining to the $0.7 million of unrecorded deferred stock-based compensation expense was accelerated and the remaining deferred stock-based compensation expense was recognized.

With the adoption of SFAS No. 123(R) on January 2, 2006, we began to capitalize a portion of stock-based compensation as inventory. The effect of this adoption on inventory as of September 30, 2006 and on cost of goods sold for the three and nine months ended September 30, 2006 was not significant.

Valuation Assumptions

We estimate the fair value of stock options using a Black-Scholes valuation model, consistent with the provisions of SFAS No. 123(R), SEC SAB No. 107 and our prior period pro forma disclosures of stock-based compensation (determined under a fair value method as prescribed by SFAS No. 123). The fair value of each option grant issued subsequent to the adoption of SFAS123(R) is estimated on the date of grant using the Black-Scholes option valuation model and the straight-line attribution approach.

The weighted average estimated fair values of shares issued under the Employee Stock Purchase Plan for the six months ended September 30, 2006 and 2005 were $0.69 and $1.43 respectively. The weighted average fair values at the grant date of options granted under the employee and directors’ stock option plans for the three months ended September 30, 2006 and 2005 were $1.33 and $1.77 respectively. The weighted average fair values at the grant date of options granted under the employee and directors’ stock option plans for the nine months ended September 30, 2006 and 2005 were $0.34 and $1.57 respectively.

The following weighted-average assumptions were used for options granted during the three and nine months ended September 30, 2006 and September 30, 2005:

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Stock option plan:
Expected stock price volatility	65%	41%	65%	45%
Risk free interest rate	4.58%	4.01%	4.58%	3.66%
Dividend yield	—	—	—	—
Expected term (in years)	3.90	2.75	3.94	2.62

Stock purchase plan:
Expected stock price volatility	65%	41%	62%	46%
Risk free interest rate	4.90%	3.83%	4.86%	3.36%
Dividend yield	—	—	—	—
Expected term (in years)	0.5	0.5	0.5	0.5

The expected volatility assumptions were based on historical price volatility in accordance with SFAS No. 123(R) and SAB 107. The historical price volatility was measured on a daily basis.

The risk-free interest rate assumptions were based upon the implied yields from the U.S. Treasury zero-coupon yield curve with a remaining term equal to the remaining term of the options.

The expected term of employee stock options under our employee and director’s stock option plans represents the weighted-average period the stock options are expected to remain outstanding. The expected term for stock options granted during the three months and nine months ended September 30, 2006 was estimated based on the simplified calculation of expected term, described in SAB 107 due to changes in the vesting terms and contractual life of current option grants compared to the Company’s historical grants. The expected term for stock options granted during the three and nine months ended September 30, 2005 was based on historical employee exercise patterns. Shares issued under the Employee Stock Purchase Plan are issued approximately six months subsequent to the Enrollment Date.

8. Tender Offer for Exchange of Outstanding Employee Stock Options

On February 27, 2006, we announced a tender offer for the exchange of employee stock options currently outstanding, which were all issued at exercise prices that were greater than the fair market value of our common stock on the date of the exchange offer’s announcement. This tender offer provided for new options that were to be issued at the approximate fair market value of our common stock on the date the exchange offer closed (“Grant Date”) . The fair market value of our common stock was $1.67, as determined based on the average of the closing prices as reported by the Nasdaq Global Market for the 18 consecutive trading days ending immediately prior to March 28, 2006, the Grant Date. Under the terms of the tender offer 2,028,283 options were surrendered by employees, having a weighted average exercise price of $4.08 in exchange for 1,876,947 options all with an exercise price of $1.67. The new options vest over a two year period, with 25% of the options vesting six months after the grant date and 4.167% vesting each month over the subsequent eighteen months. The new options have a five year term. The purpose of this exchange offer was to provide an effective long-term incentive compensation program to our employees.

Under the terms of the exchange offer employees residing in the United States, except for our Chief Executive Officer, Mr. Richardson, Vice President of Engineering, Mr. Dix, and Vice President of Operations and Chief Financial Officer, Mr. Schradle, were eligible to surrender their existing options, which were fully vested pursuant to the accelerated vesting that was approved by our Board of Director’s in December 2005, for an equivalent number of new options. Our Chief Executive Officer, Mr. Richardson, participated in this offer but under the terms of the offer he surrendered 1.3 of his existing options for each new option granted. Mr. Richardson surrendered all of his eligible options, a total of 510,000 options with a weighted average exercise price of $3.52 for 392,306 new options all with an exercise price of $1.67. In addition, Mr. Richardson retained 60,000 options that were granted to him for his service as a member of our Board of Director’s and were not eligible for exchange under this tender offer. Our Vice President of Engineering, Mr. Dix, and Vice President of Operations and Chief Financial Officer, Mr. Schradle, also participated in this offer but under the terms of the offer they surrendered 1.1 of their existing options for each new option granted. Mr. Dix surrendered 125,000 of his existing options with a weighted average exercise price of $3.60 in exchange for 113,634 new options, all with an exercise price of $1.67. Mr. Dix retained 128,200 of his existing options with a weighted average exercise price of $2.60. Mr. Schradle surrendered 245,000 of his existing options with a weighted average exercise price of $4.86 in exchange for 222,724 of new options, all with an exercise price of $1.67. Our Vice President of Worldwide Sales and Applications, Mr. Moore, surrendered 70,000 of his existing options with a weighted average exercise price of $4.32 in exchange for 70,000 new options, all with an exercise price of $1.67. Mr. Moore retained 30,000 of his existing options with a weighted average exercise price of $2.69. Our Vice President of Business Development, Mr. Manno, surrendered 145,000 of his existing options with a weighted average exercise price of $2.57 in exchange for 145,000 new options, all with an exercise price of $1.67.

We used the Black-Scholes valuation model to estimate the value of new options granted and the value of existing options surrendered under this exchange program. It should be noted that the Black-Scholes valuation model is intended for use in estimating the fair value of publicly traded options that have no vesting restrictions and are fully transferable, which differs significantly from the terms of both the new options and the surrendered options. In addition, it should be noted that options valuation models, such as Black-Scholes, require the input of highly subjective assumptions, including the expected stock price volatility and the expected life of the options before exercise, which greatly affect the calculated grant date fair value.

9. Subsequent Event

On October 31, 2006, Micro Linear Corporation (“Micro Linear”) stockholders approved its acquisition by Sirenza Micro Devices, Inc. for approximately 4.9 million shares of Sirenza common stock. Under the terms of the merger agreement, the holders of the outstanding common stock of Micro Linear were entitled to receive 0.365 of a share of Sirenza common stock for each share of Micro Linear common stock they held at the date of closing. As of the date of the closing, there were approximately 13.6 million shares of Micro Linear common stock outstanding, including 0.6 million shares issued to option holders immediately prior to the merger pursuant to a net issuance that was agreed to as part of the merger terms.

Recent Accounting Pronouncements

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB No. 108”). SAB No. 108 addresses the process and diversity in practice of quantifying financial statement misstatements resulting in the potential build up of improper amounts on the balance sheet. We will be required to adopt the provisions of SAB No. 108 in fiscal year 2007. We currently do not believe that the adoption of SAB No. 108 will have a material impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). The purpose of SFAS No. 157 is to define fair value, establish a framework for measuring fair value and enhance disclosures about fair value measurements. The measurement and disclosure requirements are effective for the company beginning in the first quarter of fiscal 2008. The company is currently evaluating whether SFAS No. 157 will result in a change to its fair value measurements.

In June 2006, the FASB issued FASB Interpretation Number 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” The interpretation contains a two step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The provisions are effective for the Company beginning in the first quarter of 2007. The Company is evaluating the impact this statement will have on its consolidated financial statements

Legal Proceedings

On August 30, 2006, a complaint regarding a putative class action lawsuit, Yevgeniy Pinis v. Timothy R. Richardson, et al., No. 2381-N, was filed in the Court of Chancery of the State of Delaware in New Castle County against Micro Linear Corporation (“Micro Linear”), Metric Acquisition Corporation and Micro Linear’s board of directors in connection with the proposed acquisition of Micro Linear by Sirenza Micro Devices, Inc. The complaint was amended on September 12, 2006. The amended complaint alleges, among other things, that the Micro Linear board of directors violated its fiduciary duties to the stockholders of Micro Linear by approving the merger of Metric Acquisition Corporation with and into Micro Linear, that the consideration paid to the stockholders of Micro Linear in the merger was unfair and inadequate and that the proxy statement/prospectus that forms a part of Sirenza’s registration statement on Form S-4 (as amended and filed on September 13, 2006) was deficient in a number of respects. The complaint seeks, among other things, an injunction prohibiting Sirenza and Micro Linear from consummating the merger, rights of rescission against the merger and the terms of the merger agreement, damages incurred by the class, and attorneys’ fees and expenses. On October 4, 2006, Sirenza and Micro Linear agreed in principle with the plaintiff to a settlement of this lawsuit. The agreement in principle as to the proposed settlement contemplates that counsel for the plaintiff will request a reasonable award of fees and expenses from the court in connection with the lawsuit. The amount of any fee award ultimately granted is within the court’s discretion and cannot be determined at this time. We and the other defendants have reserved our rights to negotiate in good faith regarding and to oppose plaintiff’s related fee application. Further to the proposed settlement, the parties agreed to provide the stockholders of Micro Linear with certain additional disclosures. The settlement is subject to the approval of the Delaware Court of Chancery and provides for a broad release of claims by the stockholder class. Prior to the time at which the settlement will be submitted to the Delaware Court of Chancery for final approval, the parties will provide additional information to class members in a notice of settlement, including further information about the release of claims.